Exhibit 12.02

                                  HSBC USA Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                             and Preferred Dividends
                          (in millions, except ratios)

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                          2005        2004        2003        2002        2001
------------------------------------------------------------------------------------------------------------------------------------
Excluding interest on deposits:

Income before cumulative effect of accounting
  change ...............................................................    $    976    $  1,258    $    941    $    855    $    354
Applicable income tax expense ..........................................         566         718         570         510         226
Less: Undistributed equity earnings ....................................          73          21           6           7           9
Fixed charges:
      Interest on:
         Borrowed funds ................................................         276         132          91         232         337
         Long-term debt ................................................       1,019         380         206         225         281
      One third of rents, net of income from subleases .................          19          19          17          17          18
                                                                            --------    --------    --------    --------    --------
Total fixed charges ....................................................       1,314         531         314         474         636
Earnings before taxes and cumulative effect of
  accounting change based on income and fixed charges ..................    $  2,783    $  2,486    $  1,819    $  1,832    $  1,207
                                                                            ========    ========    ========    ========    ========

Total fixed charges (as above) .........................................    $  1,314    $    531    $    314    $    474    $    636
Preferred dividends ....................................................          46          23          22          23          25
Ratio of pretax income to income before cumulative
  effect of accounting change ..........................................        1.58        1.57        1.61        1.60        1.64
                                                                            --------    --------    --------    --------    --------
Total preferred stock dividend factor ..................................          71          36          36          37          41
Fixed charges, including preferred stock dividend
  factor ...............................................................    $  1,385    $    567    $    350    $    511    $    677
                                                                            ========    ========    ========    ========    ========

Ratio of earnings to combined fixed charges and
  preferred dividends ..................................................        2.01        4.38        5.20        3.59        1.78
                                                                            ========    ========    ========    ========    ========

Including interest on deposits:

Fixed charges, including preferred stock dividend
  factor (as above) ....................................................    $  1,385    $    567    $    350    $    511    $    677
Add: Interest on deposits ..............................................       1,771         825         666         974       1,904
                                                                            --------    --------    --------    --------    --------
Total fixed charges, including preferred stock
  dividend factor and interest on deposits .............................    $  3,156    $  1,392    $  1,016    $  1,485    $  2,581
                                                                            ========    ========    ========    ========    ========

Earnings before taxes and cumulative effect of
  accounting change based on income and fixed
  charges (as above) ...................................................    $  2,783    $  2,486    $  1,819    $  1,832    $  1,207
Add: Interest on deposits ..............................................       1,771         825         666         974       1,904
                                                                            --------    --------    --------    --------    --------
Total ..................................................................    $  4,554    $  3,311    $  2,485    $  2,806    $  3,111
                                                                            ========    ========    ========    ========    ========

Ratio of earnings to combined fixed charges and
  preferred dividends ..................................................        1.44        2.38        2.45        1.89        1.21
                                                                            ========    ========    ========    ========    ========


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